MID-STATE RACEWAY, INC.

                                     VERNON

                                   D O W N S


FOR IMMEDIATE USE--Sent November 3, 1999
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                    SETTLEMENT ANNOUNCED IN LAWSUIT BETWEEN
                   BENNET FUNDING AND MID-STATE RACEWAY, INC.


     VERNON, NY--John Signorelli, President/CEO of Mid-State Raceway, Inc., a public company located in Vernon (MRWY), today announced the settlement of a lawsuit between Bennett Funding, Inc. and Mid-State Raceway, Inc.

     In regard to this determination, the parties have agreed to settle the Bennett bankruptcy estate's claim against Mid-State Raceway for 38,000 shares of common stock in the company, which operates the Vernon Downs racetrack. They have also agreed to provide each other with general releases. The settlement is subject to final approval by Judge Stephen D. Gerling in U.S. Bankruptcy Court, Utica. A motion for such approval was submitted last Thursday (Oct.28).

     In arranging for this settlement, Signorelli indicated that Mid-State Raceway is not acknowledging any wrongdoing in the matter, but recognizes that the bigger business interests of the company will be aided substantially by a settlement of the suit and the avoidance of protracted litigation.

     "I believe that the fact that Trustee Breeded was willing to accept shares in the company as compensation for settling this matter also sends a positive signal of his support for Vernon Downs," Signorelli said. "With the settlement of the lawsuit, plus the infusion of $1.5 million in new capital associated with Mid-State Raceway's recent successful private placement offering, a new business plan and management team, the door is open to restoring harness racing for the benefit of not only the company's shareholders, but also the central New York community."

                                      -30-

FOR ADDITIONAL INFORMATION. Please feel free to contact Vernon Downs, or the office of John Signorelli (914) 241-0606.



P.O. BOX 860 o VERNON, NEW YORK 13476  o  TEL 315-829-2201  o  FAX 315-829-4384

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